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                                                                    EXHIBIT 10.1

          Summary of Fiscal 2005 Executive Incentive Compensation Plan

      SkillSoft's executive officers are eligible to receive incentive compensation in the form of quarterly and annual bonuses for the fiscal year ending January 31, 2005. The bonus opportunities are linked to SkillSoft's achievement of defined quarterly and annual company performance metrics reviewed and approved by the Compensation Committee of the Board of Directors at the beginning of the fiscal year. Specifically, the quarterly performance metrics relate to the achievement of cash earnings per share and revenue targets. The annual performance metrics relate to bookings and cash earnings per share targets. Further, 50% of the on-target incentive compensation component for the year is tied to the achievement of defined quarterly performance metrics and the remaining 50% is tied to the achievement of defined annual performance metrics. Minimum threshold performance metrics must be achieved on a quarterly or annual basis in order for the executive officer to receive a quarterly bonus or annual bonus for such period.

      The target bonus opportunity for each eligible executive officer on a quarterly basis (the "Quarterly Target Bonus Opportunity") is set forth in the table below. The Quarterly Target Bonus Opportunity represents each executive officer's target bonus for each quarter. In any particular quarter, the quarterly bonus that each executive officer is eligible to receive may be zero or either 25%, 75%, 100%, 125% or 150% of the Quarterly Target Bonus Opportunity based on SkillSoft's achievement of cash earnings per share and revenue targets.

      The target bonus opportunity for each eligible executive officer on an annual basis (the "Annual Target Bonus Opportunity") is set forth in the table below. The Annual Target Bonus Opportunity represents each executive officer's target annual bonus. Based on SkillSoft's achievement of annual bookings and cash earnings per share targets, each executive officer is eligible to receive between 30% and 150% of the Annual Target Bonus Opportunity.

                                                                      Quarterly Target Bonus     Annual Target Bonus
Name              Title                                                   Opportunity                Opportunity
----              -----                                                   -----------                -----------
Chuck Moran       Chief Executive Officer & President                       $34,375                    $137,500
Greg Priest       Chairman & Chief Strategy Officer                         $33,125                    $132,500
Jerry Nine        Chief Operating Officer                                   $23,906                    $ 95,625
Tom McDonald      Executive Vice President & Chief Financial Officer        $18,750                    $ 75,000
Colm Darcy        Executive Vice President, Content Development             $18,750                    $ 75,000
Mark Townsend     Executive Vice President, Technology                      $18,750                    $ 75,000